Exhibit 99.2


     On March 3, 2003 Tri City Bankshares Corporation completed a 3-for-1 stock split. All per share data in this notice has been adjusted to reflect the split.


     The Corporation posted a 71.1% increase in net income during the first quarter of 2003. Earnings per share increased $0.12 for the three months ended March 31, 2003 to $0.29 per share compared to $0.17 for the three months ending March 31, 2002.


     The change was the result of operating income increasing $143,000 in the first quarter of 2003 and the negative effect of a one-time after tax charge to earnings of approximately $850,000 in first quarter of 2002. The Charge was the result of a mediated settlement of a lawsuit brought by Centex Credit Corp. v. Tri City National Bank.